1 INSIDER TRADING POLICY OF SPRINGWORKS THERAPEUTICS, INC. This document sets forth the policy of SpringWorks Therapeutics, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. Please contact the General Counsel, who is the Compliance Officer of the Company, if you have any questions regarding the policy. PART I. OVERVIEW A. To Whom does this Insider Trading Policy Apply? This Insider Trading Policy is applicable to the Company’s directors, officers, employees, and designated consultants and contractors and applies to any and all transactions by such persons and Affiliated Persons (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. In addition, certain individuals (collectively, and solely for the purposes of this Insider Trading Policy, these persons, together with their Affiliated Persons (as defined below) are referred to as “Restricted Individuals”) also must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). You will be notified if you are deemed a Restricted Individual and required to comply with one or more of the Trading Procedures. All members of the Board of Directors, all officers and certain designated employees are Restricted Individuals. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”): • your spouse, child, parent, significant other or other family member, in each case, living in the same household;

2 • all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities; • all persons who execute trades on your behalf (such as a personal investment adviser or broker); and • all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) other than for your own account if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws; and provided, further, that such controls and procedures have been discussed with the Compliance Officer and are reasonably acceptable to the Company. You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons. In the event that your employment with or service to the Company ceases for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day after any material nonpublic information known to you has become public or is no longer material, or (2) the earlier of (I) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company, or (II) the date that the Compliance Officer notifies you in writing that you are no longer subject to the Trading Procedures or the date specified in such notice. B. What is Prohibited by this Insider Trading Policy? It is generally illegal for you to trade in the securities of the Company or derivatives relating to the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.” Prohibited Activities When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities: • trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative

3 securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of any material, nonpublic information and certain other conditions are satisfied; • giving trading advice of any kind about the Company; and • disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”). This Insider Trading Policy does not apply to an exercise of an employee stock option pursuant to a company plan when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Definition of Material, Nonpublic Information This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. What is “Material” Information? Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material: • developments regarding any programs in biotechnology, clinical development or subject to regulatory approval, including recent FDA, EMA or other regulatory

4 interaction, and/or data that have been recently generated from ongoing or recently completed clinical trials; • developments regarding the Company’s intellectual property and/or freedom to operate for any of the current programs or product candidates under development; • significant developments regarding products, such as product safety issues, or manufacturing or supply issues; • pending or proposed corporate mergers, acquisitions, joint ventures, dispositions of program assets, or business development transactions, such as collaborations, partnerships, co-promotions, license agreements or similar transactions; • projections of future earnings or losses, and annual and/or quarterly earnings guidance; • earnings or revenue that are inconsistent with the consensus expectations of the investment community; • potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report; • changes in management or the Board of Directors; • significant actual or threatened litigation or governmental investigations or major developments in such matters; • a cybersecurity incident; • significant developments regarding suppliers, contracts or financing sources (e.g., the acquisition or loss of a contract); • declarations of stock splits, or public or private sales of additional securities; • potential defaults under the Company’s material contracts (e.g. collaboration agreements, credit facilities, if any, etc.), or the existence of material liquidity deficiencies; and • bankruptcies or receiverships. By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or business development transactions may clearly be material to a company; yet that does not mean that all product developments or business development transactions will be material. No “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative

5 changes can be qualitatively material if they would result in a movement in the price of the Company’s securities. What is “Nonpublic” Information? Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday. Pledging, Hedging Company Securities The following transactions are prohibited: • No Short Sales. No employee or director may at any time sell any securities of the Company that are not owned by such individual at the time of the sale (a “short sale”). • No Purchases or Sales of Derivative Securities or Hedging Transactions. No employee or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time. • No Company Securities Subject to Margin Calls. No employee or director may use the Company’s securities as collateral in a margin account. • No Pledges. No employee or director may pledge Company securities as collateral for a loan (or modify an existing pledge).

6 C. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy? Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority, investigate and are very effective at detecting insider trading. The SEC, together with U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares. The penalties for violating insider trading or tipping rules can be severe and include: • disgorgement of the profit gained or loss avoided by the trading; • payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class; • payment of criminal penalties of up to $5,000,000; • payment of civil penalties of up to three times the profit made or loss avoided; and • imprisonment for up to 20 years. The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,525,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits. Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action. D. How Do You Report a Violation of this Insider Trading Policy? If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer. PART II. TRADING PROCEDURES A. Special Trading Restrictions Applicable to Restricted Individuals

7 In addition to the restrictions on trading in Company securities set forth above, Restricted Individuals and their Affiliated Persons may be subject to one or more of the following special trading restrictions: 1. Preclearance of Trades by the Compliance Officer Restricted Individuals subject to preclearance requirements may not trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Restricted Individuals in accordance with the procedures set forth in Section B below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the Company’s Chief Executive Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact the Chief Executive Officer, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures). 2. Special Blackout Periods There are times when the Company or certain members of its Board of Directors or senior management or other team members may be aware of a material, nonpublic development. Although a Restricted Individual may not know the specifics of such development, if a Restricted Individual engages in a trade before such development is disclosed to the public or resolved, such individual and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by a Restricted Individual during such period could result in adverse publicity for the Company. Therefore, Restricted Individuals may not trade in Company securities if they are notified that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Restricted Individuals once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify officers and directors that material, nonpublic events have developed, or are soon likely to develop, it is each officer’s and director’s individual duty to ensure that they do not make any trade in Company securities when material, nonpublic information exists, regardless of whether such individual is aware of such development. 3. Additional Quarterly Blackout Periods Commencing at such time and from time to time as determined by the Compliance Officer, no Restricted Individual may purchase, sell or donate any securities of the Company during the period beginning after market close on the fifteenth (15th) day before the end of the then-current quarter, and ending upon the completion of the first full trading day after the time of

8 any public announcement made by the Company, from time to time and specifically for this purpose, of its quarterly or annual earnings (each, a “Quarterly Blackout Period”). “Quarterly Blackout Person” means: • all Directors; • all executive officers; and • Restricted Individuals (to the extent not covered above). 4. Distributions, Gifts and Other Transfers for No Consideration are Subject to Same Restrictions as All Other Securities Trades No Restricted Individual may give or make any other transfer of Company securities without consideration (e.g., an investment fund or partnership distribution or a gift) during a period when the individual is not permitted to trade. B. Pre-Clearance Procedures The Compliance Officer will review and either approve or prohibit all proposed trades by Restricted Individuals in accordance with the procedures set forth below. Procedures. No Restricted Individual may trade in Company securities until: • The Restricted Individual has notified the Compliance Officer of the amount and nature of the proposed trade(s) in writing (e.g. email). A trade request should, if practicable, be received by the Compliance Officer at least one (1) business day prior to the intended trade date; • The Restricted Individual has confirmed to the Compliance Officer in writing prior to the proposed trade(s) that s/he is not in possession of material, nonpublic information concerning the Company; • The Restricted Individual has informed the Compliance Officer if (a) s/he has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and • The Compliance Officer or his or her designee has approved the trade(s) in writing. The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect any employee from, the consequences of prohibited insider trading. Additional Information. Restricted Individuals shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing

9 procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Restricted Individual. The Compliance Officer may reject any trading request in his or her sole discretion and without disclosing the reason for any such rejection, which may be confidential. Completion of Trades. After receiving written clearance to engage in a trade, a Restricted Individual must complete the proposed trade within one (1) business day or make a new trading request. Post-Trade Reporting. Any transactions in the Company’s securities by a Restricted Individual (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer in writing on the same day in which such a transaction occurs. Each report should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such individual’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline may include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators. C. Exemptions Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a Rule 10b5-1 Plan will not be subject to the Company’s trading windows or pre-clearance procedures. No employee or director may enter into a Rule 10b5-1 Plan unless such plan is approved by the Compliance Officer. Any such plan will be required to be in compliance with any policies adopted by the Board or any of its committees. Employee Benefit Plans. 1. Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Restricted Individuals must comply with the post- trade reporting requirement described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any

10 exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. 2. Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or Company policy or (b) the election to exercise such tax withholding right was made by the individual in compliance with the Trading Procedures. 3. Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s Employee Stock Purchase Plan. However, a Restricted Individual may not: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the employee of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures. D. Waivers A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer. PART III. ACKNOWLEDGMENT This Insider Trading Policy will be delivered to all current employees and directors and to all directors, officers, employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that s/he has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be promptly returned to: Human Resources SpringWorks Therapeutics, Inc. 100 Washington Blvd., 5th Floor Stamford, CT 06902 This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

11 All directors, officers, employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee. Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer. Adopted July 17, 2019, subject to effectiveness of the Company’s Registration Statement on Form S-1.

12 ACKNOWLEDGMENT I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy (the “Insider Trading Policy”) of SpringWorks Therapeutics, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment or of services, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy. [I hereby designate the following Affiliated Persons as entities for which the Trading Procedures shall not apply: I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.] Date: Signature: Name: Title: